UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported)    September 28, 2007

Disaboom Inc.
(Exact name of registrant as specified in charter)

Colorado (State or other jurisdiction of incorporation)	000-52558 (Commission File Number)	20-5973352 (IRS Employer Identification No.)

7730 E. Belleview Avenue, Suite A-306 Greenwood Village, CO (Address of principal executive offices)	80111 (Zip Code)

        Registrant’s telephone number, including area code (720) 407-6530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into an Amendment to a Material Definitive Agreement and Entry into a Material Definitive Agreement.

On September 28, 2007 Disaboom Inc. (“Disaboom”) entered a Second Amendment to Services Agreement (the “Second Amendment”) with Cowboy International, Inc. (“Cowboy”). This Second Amendment replaces the Services Agreement entered between Disaboom and Cowboy on July 5, 2007 and as amended on August 3, 2007 for the creation of a comprehensive and integrated marketing, advertising, and branding campaign for Disaboom’s website www.disaboom.com. Disaboom and Cowboy have no relationship other than that created by the July 5, 2007 Services Agreement, the August 3, 2007 amendment, and the Second Amendment.

In exchange for Cowboy’s marketing, advertising and branding services, Disaboom has agreed to pay Cowboy $86,938 per month on a monthly retainer basis through June 30, 2008 with the option to pay an additional $20,909 for media spending. Cowboy has agreed to provide Disaboom a detailed monthly invoice of its services and out of pocket expenses incurred. All other terms of the Services Agreement as amended on August 3, 2007 remain unchanged.

On October 1, 2007 we entered into an employment agreement with JW Roth (the “Roth Agreement”). Mr. Roth has been serving as our Chief Executive Officer, but until now was not employed under an agreement. The Roth Agreement is for an initial three year term and thereafter may be automatically extended for additional one year terms. It includes non-compete and confidentiality provisions with an exception for Mr. Roth’s involvement with Colorado Catheter Company.

Pursuant to the Roth Agreement, Mr. Roth will receive an annual salary of $200,000. Unless the Roth Agreement is terminated for cause, or as a result of Mr. Roth’s death or disability preventing him from working, if we terminate the Roth Agreement Mr. Roth will be entitled to a severance payment equal to his annual salary.

On October 1, 2007 we entered into an employment agreement with Dr. J. Glen House (the “House Agreement”). Dr. House has been serving as our Chief Medical Officer and Executive Director of Content, but until now was not employed under an agreement. The House Agreement is for an initial three year term and thereafter may be automatically extended for additional one year terms. It includes non-compete and confidentiality provisions with exceptions for the practice of medicine, involvement in Colorado Catheter Company, involvement in the medical community, academic writing, and product research and development.

Pursuant to the House Agreement, Dr. House will receive an annual salary of $150,000 with a salary increase to $200,000 if and when Dr. House is able to work for us on a fulltime basis. Unless the Employment Agreement is terminated for cause, or as a result of Dr. House’s death or disability preventing him from working, if we terminate the Agreement Dr. House will be entitled to a severance payment equal to his annual salary.

Item 5.02    Compensatory Arrangements of Certain Officers

On October 1, 2007 Disaboom, Inc. (“Disaboom”) entered employment agreements with its Chief Executive Officer, JW Roth and with its Chief Medical Officer and Executive Director of Content, Dr. J. Glen House. A brief description of the terms and conditions of the two employment agreements and the amounts payable to each officer thereunder are set forth in Item 1.01.

SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2007	Disaboom, Inc. (Registrant) /s/ John Walpuck Name: John Walpuck Title: Chief Financial Officer